Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-260296, 333-264952, 333-268399, 333-283359) on Form S-3 and in the registration statements (Nos. 333-261553, 333-264500, 333-283357) on Form S-8 of our report dated February 20, 2025, with respect to the consolidated financial statements of Palladyne AI Corp.

/s/ KPMG LLP

Salt Lake City, Utah

February 20, 2025